Exhibit 23.1

KPMG LLP Suite 3800 1300 South West Fifth Avenue Portland, OR 97201

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 2, 2023, with respect to the consolidated financial statements of Digimarc Corporation, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Portland, Oregon

June 23, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.